SOLPOWER CORPORATION

                 STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS


FULLY DILUTED                     QUARTER ENDED   QUARTER ENDED    YEAR ENDED      YEAR ENDED
                                  JUNE 30, 1998   JUNE 30, 1997  MARCH 31, 1998  MARCH 31, 1997
                                  -------------   -------------  --------------  --------------
Common Shares outstanding
Beginning of year                  17,391,560       9,231,560       9,231,560        3,557,500

Effect of weighting shares:
  Stock Options                             0               0         590,909                0

Issuance of Common Stock            6,000,000       4,160,000       5,160,000        3,550,000

Reverse Split                               0               0               0       (2,845,940)
                                  -----------     -----------     -----------      -----------
Weighted average number of
Common Shares and Common
Share equivalents Outstanding      17,891,560      10,271,560      14,982,469        4,261,560
                                  ===========     ===========     ===========      ===========

Net Income (Loss) available
for common Stock                  $  (520,530)    $   (81,696)    $  (823,158)     $(1,349,026)
                                  ===========     ===========     ===========      ===========

Earnings per Common and
Common Equivalent Share           $     (0.03)    $    (0.008)    $     (0.05)     $     (0.32)
                                  ===========     ===========     ===========      ===========